Exhibit 99.1

Operator

Good afternoon and welcome to Global Net Lease, Inc.’s (“GNL” or the “Company”) Third Quarter 2025 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Assistant Vice President at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone, and thank you for joining us for GNL's third quarter 2025 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our third quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the Company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and supplemental materials.

I'll now turn the call over to our Chief Executive Officer, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

It has now been approximately two years since GNL’s Internalization, and we are very proud of what we have accomplished thus far and enthusiastic about what lies ahead. Since the Internalization, we have set ambitious and transformative strategic goals to streamline our portfolio, reduce leverage, and lower our cost of capital. We have consistently exceeded these objectives and are already yielding measurable benefits – reflected in stable operations, an improved credit profile, and enhanced financial flexibility – culminating in our recent achievement of earning an investment-grade corporate credit rating from Fitch Ratings.

The main driver of our strategic agenda has been a prudent disposition program focused on selling non-core assets, with proceeds directed toward reducing leverage and improving portfolio quality. The highlight of our successful implementation of this effort was the approximately $1.8 billion sale of our multi-tenant retail portfolio, completed in June 2025, which accelerated our debt reduction initiatives and firmly positioned GNL as a pure-play single-tenant net lease REIT while maintaining our industry-leading proportion of investment-grade tenants.

Since the implementation of this disposition program, we have sold approximately $3 billion of dispositions, including the sale of non-core, short duration, single-tenant assets at a 7.7% cash cap rate, while reducing our net debt by approximately $2 billion since the third quarter of 2024. These results — particularly the 7.7% cash cap rate achieved on our non-core, single-tenant asset sales — provide tangible proof of the quality and value of our primarily investment-grade portfolio, while underscoring the meaningful discount in our implied cap rate relative to our pure-play single-tenant portfolio of assets.

Building on the progress we’ve made on our disposition program, which has meaningfully reduced our leverage, we capitalized on an attractive opportunity to further lower our cost of capital by refinancing our Revolving Credit Facility, including new institutional lenders attracted by GNL’s strengthened balance sheet. In August of 2025, we completed that refinancing, extending the maturity from October 2026 to August 2030, inclusive of two additional six-month extension options. This refinancing delivered an immediate 35 basis-point reduction in our interest rate spread, reflecting improved pricing and enhanced liquidity, while also reducing near-term debt, as there are no significant maturities until 2027.

These strategic actions significantly contributed to Fitch Ratings’ recent upgrade of GNL’s corporate credit rating to investment-grade BBB- from BB+. We believe this milestone is a direct result of the decisive steps we have taken to strengthen our balance sheet, enhance our credit profile, improve portfolio quality and demonstrate our ability to deliver on our strategic objectives.

Our ongoing disposition program has generated significant liquidity, giving us incremental flexibility to accretively repurchase shares, which we believe enhances long-term shareholder value. Through October 31, 2025, we have repurchased 12.1 million shares at a weighted average price of $7.59, totaling $91.7 million, capitalizing on the opportunity to buy back shares at an AFFO yield of approximately 12%. We believe buying back shares at this AFFO yield offers a more compelling use of capital than alternatives such as acquisitions, which we have not found attractive in this current environment. We have been disciplined in managing share repurchases alongside debt reduction, ensuring that capital is deployed in a way that we believe maximizes long-term value. Looking ahead, we plan to continue to evaluate additional initiatives, including acquisitions, that we expect to strategically enhance shareholder returns while maintaining the financial strength and flexibility that underpins GNL’s growth.

In addition to our specific achievements, we believe broader market developments are creating additional opportunities to strengthen our financial position. Last week, the Federal Reserve announced a second 25 basis point reduction in the target range for the federal funds rate and we'll monitor the newly constituted Federal Reserve in the Spring 2026, as we anticipate a dovish stance toward the economy, which should further lower our cost of capital. These rate reductions have a direct impact on GNL’s bottom line, as they lower the floating rate on the US dollar portion of our Revolving Credit Facility, reducing our cost of capital and supporting our ongoing efforts to strengthen the balance sheet. Additionally, dividend income from REITs tends to become increasingly attractive in a rate-cutting environment, as they can offer a more attractive return relative to US treasury securities, creating a potential pathway for favorable market performance by the Net Lease REIT industry.

Turning to our portfolio, at the end of the third quarter of 2025, we owned over 850 properties spanning nearly 43 million rentable square feet. Our portfolio’s occupancy stands at 97%, with a weighted average remaining lease term of 6.2 years.

The portfolio features a stable tenant base and a high quality of earnings with an industry-leading 60% of tenants receiving an investment-grade or implied investment-grade rating. It has an average annual contractual rental increase of 1.4%, which excludes the impact of 23.1% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases.

On the leasing front, during the third quarter of 2025, we leased over 1.0 million square feet, achieving renewal spreads that were 26% higher than expiring rents, largely driven by lease renewals with GE Aviation and GXO Logistics. New leases that were completed in the third quarter of 2025 have a weighted average lease term of 5.0 years, while renewals that were completed during this period have a weighted average lease term of 7.3 years.

I’d like to highlight the strength and resilience of our office portfolio, which continues to deliver strong performance. In July, we completed a 10-year lease renewal with GE Aviation for a 369,000-square-foot, high-quality office asset with a strong-credit tenant at an implied A3 rating, achieving an attractive 37% renewal spread. In addition, we secured a 20-year lease renewal with the United States General Services Administration at its Lakewood, Colorado location, reinforcing the mission-critical nature of our portfolio that we believe continues to be undervalued by the market. Since the start of 2024, we have executed 10 office lease renewals at an average renewal spread of 6.7%, reflecting both the quality of our tenants and the strategic execution of our asset management team. Our office portfolio continues to perform strongly, with 100% rent collection across all tenants, the highest proportion of investment-grade tenancy at 77%, and minimal lease rollover—annual expirations represent 2.5% or less of total square footage through 2029.

Our continued efforts and results in limiting exposure to high-risk geography, asset types, tenants, and industries is a testament to our intentional diversification strategy and credit underwriting. No single tenant accounts for more than 5% of total straight-line rent, and our top 10 tenants collectively contribute only 29% of total straight-line rent, with 73% being investment-grade. We carefully monitor all tenants in our portfolio and their business operations on a regular basis. I encourage everyone to look at the details of each segment of our portfolio, which can be found in our Q3 2025 Investor Presentation on our website.

With that, I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

For the third quarter of 2025, we recorded revenue of $121.0 million, and a net loss attributable to common stockholders of $71.1 million. AFFO was $53.2 million or $0.24 per share.

Looking at our balance sheet, the gross outstanding debt balance was $3.0 billion at the end of the third quarter of 2025, a reduction of $2.0 billion from the end of the third quarter of 2024. Our debt is comprised of $1.0 billion in senior notes, $664 million on the multi-currency Revolving Credit Facility and $1.4 billion of outstanding gross mortgage debt. As of the end of the third quarter of 2025, 87% of our debt is fixed reflecting debt tied to fixed rates or debt that is swapped to fixed rates. Our weighted average interest rate stood at 4.2%, down from 4.8% in third quarter 2024, and our interest coverage ratio was 2.9x.

At the end of the third quarter of 2025, our Net Debt to Adjusted EBITDA ratio was 7.2x based on Net Debt of $2.9 billion, significantly down from 8.0x at the end of third quarter of 2024. While the ratio was slightly higher this quarter due to timing of certain dispositions, our robust disposition pipeline gives us confidence that we will remain within our stated Net Debt to Adjusted EBITDA 2025 guidance range of 6.5x to 7.1x.

As of September 30, 2025, we had liquidity of approximately $1.1 billion and $1.2 billion of capacity on our Revolving Credit Facility, compared to $253 million and $366 million, respectively, as of the end of third quarter of 2024. Additionally, we had approximately 220 million shares of common stock outstanding, and approximately 221 million shares outstanding on a weighted average basis for the third quarter of 2025. Through October 31, 2025, we have repurchased 12.1 million shares at a weighted average price of $7.59 per share under our share repurchase program.

Turning to our outlook for the remainder of 2025, we are confident in our performance and are raising our AFFO per share guidance for 2025 to a new range of $0.95 to $0.97. We also reaffirm our stated Net Debt to Adjusted EBITDA range of 6.5x to 7.1x.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thank you, Chris.

Achieving an investment-grade rating from Fitch Ratings is a major milestone for GNL and validates the strategic plan we set in motion following the Internalization in September 2023. We have executed our initiatives with discipline — reducing leverage, strengthening our balance sheet, refinancing maturing debt, and optimizing our portfolio through targeted dispositions. Specifically, since Q3 2024, total outstanding debt has declined to $3.0 billion from $5.0 billion, liquidity has increased to $1.1 billion from $253 million, capacity on our Revolving Credit Facility has grown to $1.2 billion from $366 million, and annualized G&A has decreased to $47 million from $50 million. We believe these actions have positioned GNL as a pure-play single-tenant net lease REIT with enhanced financial flexibility, built for sustainable growth.

Looking forward, we believe these achievements position GNL to capitalize on a variety of market opportunities and continue creating meaningful shareholder value. We believe our strong balance sheet, disciplined capital allocation, and proven track record of execution position GNL exceptionally well to deliver consistent performance and execute additional strategic initiatives. As we look to deploy incremental proceeds from dispositions, we continue to evaluate the trade-offs between acquisitions and share repurchases, recognizing the significant value opportunity for shareholders in buying back shares at current levels, while remaining flexible to pursue real estate acquisitions in the future. We continue to monitor the real estate market closely, but being a buyer in the current environment isn’t particularly compelling to us given higher seller expectations, elevated borrowing costs, and cap rates that remain tight, making it difficult to justify many acquisition opportunities as compared to the immediate benefit of continuing with the announced share repurchase program. We plan to continue to execute on our near-term strategic objectives to position GNL to continue delivering consistent results and long-term value for our shareholders.

We’re available to answer any questions you may have after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].